UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.           )

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Churchill Downs Incorporated
(Name of Registrant as Specified In Its Charter)

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May 14, 2004

Dear Shareholder:

        Accompanying this letter is the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, which amends the Form 10-K previously provided to you. This Form has been amended to reclassify certain items within our Consolidated Statements of Net Earnings and to make related revisions. Please refer to the "Explanatory Note" at the top of page 2 of the Form 10-K/A for further explanation. This amendment does not alter gross profit, operating income, net earnings, or net earnings per common share from that previously reported.

        Please also know that the Audit Committee of the Board has recommended to the full Board of Directors that these restated audited financial statements be included in the Form 10-K/A, and the Board has endorsed this action. The Supplemental Audit Committee Report states as follows:

    At a meeting of the Committee, the Committee reviewed and discussed with management and the independent auditors the Company's restated audited annual financial statements for the three years ended December 31, 2003. The Committee recommended to the Board of the Company that the Company's restated audited annual financial statements be included in the Company's amended Annual Report on Form 10-K/A for the year ended December 31, 2003.

    Members of the Audit Committee

    Darrell R. Wells, Chairman
    Leonard S. Coleman, Jr.
    Daniel P. Harrington

        We look forward to seeing you at the upcoming Annual Meeting.

Thomas H. Meeker President & Chief Executive Officer

700 CENTRAL AVENUE • LOUISVILLE, KY 40208 • P: (502) 636-4400 • churchilldownsincorporated.com